Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Uptrend Holdings Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	Ordinary Shares, par value $0.0001 per share	(1)	457(o)	7,187,500	$5.00	$35,937,500.00		$4,962.97

Total Offering Amounts:							$35,937,500.00		4,962.97
Total Fees Previously Paid:									4,962.97
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to Rule 416 under the Securities Act, as amended, there is also being registered hereby such indeterminate number of additional Ordinary Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

The Registrant previously registered an aggregate of 7,187,500 Ordinary Shares with a proposed maximum aggregate offering price of $35,937,500, and paid registration fees totaling $4,962.97. The Registrant has subsequently reduced the number of Ordinary Shares being offered to 2,500,000 Ordinary Shares, to be offered by the Registrant on a self-underwritten, best-efforts basis at a fixed price of $1.50 per Ordinary Share, for a maximum aggregate offering price of $3,750,000.